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                                                                    Exhibit 10.1

June 4, 2001

Jim Cady
10442 SW Mount Adams Drive
Beaverton, OR  97087


Dear Jim:

          On behalf of WatchGuard Technologies, Inc. (the "Company"), I am pleased to confirm the terms regarding your position as Company President and Chief Operating Officer ("COO"). You will report directly to the Company's Chief Executive Officer. You will also serve as a member on the Company's Board of Directors (the "Board"), subject to nomination by the Board and election by the Company's shareholders. Any capitalized terms used in this letter that are not otherwise defined are intended to have the meaning indicated in the Company's 1996 Stock Incentive Compensation Plan (the "Plan").

          Your annual base compensation will be $300,000 subject to annual increases approved by the Compensation Committee of the Board ("Base Salary"). You are also eligible to receive an annual target bonus of up to $100,000 ("Target Bonus") based on achievement of performance objectives (both MBO and financial) that will be set by the Company after consulting with you. Any bonus that you earn will be paid on a quarterly basis. Your Base Salary and any bonus will be subject to payroll deductions and all required withholdings. You will be paid in accordance with the Company's normal payroll procedures. You will be eligible for the Company's standard executive officer/director benefits, including an indemnification as an officer/director and coverage under the Company's officer and director insurance program. You will also be entitled to reimbursement of expenses related to relocation and temporary housing for 90 days as determined by the Company in its sole discretion. If you resign for any reason (except for Good Reason) or your employment is terminated by the Company for Cause (excluding termination for death or Disability) within one year of your employment start date, you must repay such relocation and housing reimbursements to the Company with the refundable amount prorated for the portion of time worked for the Company.

          You will also receive from the Company a full recourse loan of $150,000 bearing interest at 6% per annum with interest paid annually and the principal due at the earlier of four years from your start of employment or 90 days following termination for any reason.

          Subject to Board approval, the Company will grant you a stock option to purchase 600,000 shares of Company common stock with an exercise price equal to the fair market value of a common share on the date of grant. You will also need to execute the Company's standard stock option agreement and any policies applicable to employees and officers of the company. This option will be subject to vesting on the following terms: Assuming that you remain employed by the Company, 400,000 shares will vest over 4 years with cliff vesting of 25% after one full year, then monthly vesting for the remaining 3 years,
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Jim Cady
June 4, 2001
Page 2


and 200,000 shares will vest over 5 years with cliff vesting of 20% after one full year then monthly vesting for the remaining 4 years.

          If your employment is terminated by the Company for Cause (which includes termination for death or Disability) or if you resign for any reason (except for Good Reason) you will not be entitled to any pro-rata bonus or severance or any other payments from the Company (other than Base Salary and unused vacation earned through the date of termination).

          If, within 2 years after your employment start date, your employment is terminated by the Company without Cause or by you for Good Reason, you will be paid $500,000 (payable in a cash lump sum payment within 10 days of termination of employment or in quarterly installments, at the Company's discretion) minus the fair market value of the vested shares subject to your stock options, including the fair market value of any previously exercised shares (whether you had already sold such exercised shares or not), as of the date of your termination (i.e., the fair market value as of the date of your termination of the vested but unexercised shares and previously exercised shares less the aggregate option exercise price). For example, if such aggregate fair market value is $500,000 or more, you will not be entitled to any cash severance. The benefits described in this paragraph will be provided only if you execute a severance agreement including a release of all claims in a form agreeable to the Company.

          In the event the Company is involved in a Corporate Transaction other than a Related Party Transaction, 50% of your unvested stock options shall accelerate and vest upon the effective date of the Corporate Transaction and the remaining unvested options shall continue to vest in accordance with their original vesting schedule. Additionally, if your employment is terminated without Cause, or you leave voluntarily for Good Reason within 24 months after a Corporate Transaction other than a Related Party Transaction, then you will receive (1) full accelerated vesting on all of your unvested stock options, (2) a cash severance payment equal to the Base Salary and any bonuses you were paid over the 12 months immediately prior to such termination of employment within 10 days of such termination of employment and (3) continuation of your health and medical benefits as of such termination of employment for 12 months following such termination of employment. Again, the benefits described in this paragraph will be provided to you only if you execute a severance agreement including a release of all claims in a form agreeable to the Company.

          For purposes of this Agreement, Cause shall have the meaning indicated in the Plan, except that the determination as to whether "Cause" has occurred shall be made by the Board, and Cause shall include termination for death or Disability. A termination of your employment by the Company for any other reason will be a termination without Cause.

          As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with a Proprietary Information, Invention, and Non-Competition Agreement (attached hereto). Additionally, you will be expected to sign and comply with all Company policies that are applicable to you, including the Company Policy Regarding Insider Trading, the Company Policy Regarding Special Trading Procedures, the
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Jim Cady
June 4, 2001
Page 3


International Business Activities Policy and the Procedures and Guidelines for Public Disclosures and Communications with Analysts, and any revisions to such policies. You will be a full-time employee, which means that you may not accept employment or consulting assignments of any nature with any other employer or enterprise, without the prior written consent of the Board; provided, however, that you shall be permitted to devote reasonable periods of time to serving on the Board of Directors of other corporations, if such corporations do not directly or indirectly compete with the Company.

          You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As such, you may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time for any reason whatsoever. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

          The Effective Date of this Agreement is July 1st, 2001.

          All disputes under this Agreement will first be mediated and then arbitrated in Seattle, Washington before a single arbitrator appointed by the American Arbitration Association pursuant to its Rules for Commercial Arbitration. You and the Company will each bear one half of the costs of the arbitrator. This Agreement will be governed by the laws of the State of Washington, without regard to its conflict of laws provisions.

          To indicate acceptance of the Company's offer under the terms described above, please sign and date this letter in the space below. This offer of employment shall expire and be revoked if not signed and dated by June 8, 2001.

                                      Sincerely,

                                      /s/ Christopher G. Slatt

                                      Christopher G. Slatt
                                      Chairman and CEO
                                      WatchGuard Technologies, Inc.

ACCEPTED this 8th day of June 2001:


By:       /s/ Jim Cady
    -------------------------
             Jim Cady